EXHIBIT 99.5


           APARTMENT INVESTMENT AND MANAGEMENT COMPANY AND
       INSIGNIA PROPERTIES TRUST ANNOUNCE FEBRUARY 26, 1999 AS
                                DATE
          FOR SPECIAL MEETING OF INSIGNIA PROPERTIES TRUST
            SHAREHOLDERS FOR PREVIOUSLY ANNOUNCED MERGER


DENVER and GREENVILLE, SOUTH CAROLINA, January 29, 1999 -- Apartment Investment and Management Company ("AIMCO") (NYSE: AIV) and Insignia Properties Trust ("IPT") (AMEX: FFO) announced that the special meeting of shareholders of IPT to approve the agreement and plan of merger between AIMCO and IPT is scheduled to be held on February 26, 1999 and that the Information Statement of IPT and Prospectus of AIMCO relating to the merger was mailed yesterday.

      Assuming the merger is completed on February 26, 1999, IPT shareholders will receive, at AIMCO's election, $13.28 per IPT share in AIMCO Common Stock, $13.25 (plus interest) per IPT share in cash, or a combination of both. AIMCO has determined that if it elects to pay both cash and AIMCO common stock as consideration in the merger, it will pay at least 83% of the consideration for the merger in stock. However, AIMCO retains the right to pay either all cash or more than 83% of the consideration for the merger in AIMCO common stock, subject to the provisions of the merger agreement. If AIMCO common stock is used as all or part of the merger consideration, the AIMCO exchange value will be the lesser of (i) $36.8781, which is the average sales price of AIMCO common stock during the last 10-NYSE trading days of 1998, or (ii) the average sales price of AIMCO common stock for the 10-NYSE trading days ending the day before the special meeting, anticipated to be February 11, 1999 through February 25, 1999. IPT will issue a press release on or before February 9, 1999 announcing the percentage of the merger consideration that AIMCO will pay in cash.

      AIMCO will pay approximately $151.5 million (assuming AIMCO elects to pay the merger consideration in all stock) to acquire the 49% of the outstanding IPT shares not owned by AIMCO.

      Assuming a record date of February 25, 1999, IPT shareholders of record on such date will receive a final cash distribution anticipated to be $0.28 per IPT share which covers the period from October 1, 1998 through February 25, 1999 and is equivalent to an annualized distribution of $0.64 per common share. This distribution will be paid 15 days after the record date.

      The merger requires approval of the holders of a majority of the outstanding common shares of IPT. AIMCO and its subsidiaries own 51% of the shares of IPT and have agreed to vote in favor of the merger. Accordingly, IPT shareholder approval is assured.

      AIMCO is a real estate investment trust with headquarters in Denver, Colorado and 37 regional operating centers, which holds a geographically diversified portfolio of apartment communities. AIMCO, through its subsidiaries, operates approximately 2,150 properties, including approximately 380,000 apartment units, and serves approximately one million residents. AIMCO's properties are located in 49 states, the District of Columbia and Puerto Rico.

      IPT is a real estate investment trust which primarily acquires and owns interests in multifamily residential properties. As of October 1, 1998, IPT controlled 121 real estate limited partnerships and owned ten real properties. These 121 real estate limited partnerships owned a total of approximately 339 properties containing approximately 70,000 apartment units and approximately 5.9 million square feet of commercial space.



Contact: Peter Kompaniez, President, (714) 593-1723 or Leeann Morein, Senior Vice President - Investor Services, (303) 757-8101 both of Apartment Investment and Management Company, investor@aimco.com
Web Site: HTTP://WWW.AIMCO.COM